Exhibit 99.1

2320 Scientific Park Drive Wilmington, NC 28405	News Release

NASDAQ: AAIIE

Independent Committee Completes Investigation

Wilmington, N.C., April 27, 2004 – The Board of Directors of aaiPharma Inc. (NASDAQ: AAIIE) announced today that its independent committee has completed its previously announced investigation and presented its findings and initial recommendations to the Company’s Board of Directors.

On March 1, 2004, the Board of Directors announced the formation of an independent committee consisting of all of the non-employee directors on the Board to conduct an inquiry into unusual sales in the Company’s Brethine® and Darvocet™ product lines during the second half of 2003 that came to the attention of the Board following the February 2004 resignation of David M. Hurley, President of aaiPharma’s Pharmaceuticals Division. The independent committee, with the assistance of its independent counsel, King & Spalding LLP, and the accounting firm Deloitte & Touche USA LLP, conducted an intensive investigation that took place over the span of nine weeks, and included a review of over one million pages of documents and the interview of over thirty-five aaiPharma employees, officers, directors and other parties.

In connection with the investigation, adjustments have been identified related to the recognition of revenue on certain transactions in 2003. These adjustments relate to (1) certain new product launches in the first three quarters for which aaiPharma provided extended rights of return; (2) a consignment sale transaction with a Puerto Rican distributor in the third quarter; (3) significant sales transactions in the third and fourth quarters with a new distributor of the Company’s Brethine® product, and (4) certain sales in the fourth quarter of the 500-count bottles of Darvocet-N®100. The Company intends to restate its financial statements for the first three quarters of 2003 to reflect the revised accounting and revenue recognition for these transactions. While the results are currently still being reviewed, it is expected that the reduction of revenue recognized for 2003 will be a material amount, with a portion of that revenue expected to be realized in 2004.

The independent committee was chaired by Director Kurt M. Landgraf, President and CEO of Educational Testing Service. Mr. Landgraf has previously served as Chairman and CEO of Dupont Pharmaceuticals Company and Chief Financial Officer of E.I. Dupont de Nemours and Company, and is currently serving on the Boards and Audit Committees of IKON Office Solutions, Inc. and NDC Health Corporation. Also serving on the independent committee are directors James G. Martin, Ph.D., former Governor of

North Carolina, Joseph H. Gleberman, a Managing Director of Goldman, Sachs & Co., John E. Avery, former senior executive of Johnson & Johnson, John M. Ryan, former partner of Coopers & Lybrand LLP, Richard G. Morrison, Ph.D., retired senior executive of Eli Lilly & Company, and James L. Waters, Chairman and CEO of Cetek Corporation.

“We are pleased to conclude our investigation into these 2003 issues,” said independent committee Chairman Kurt M. Landgraf. “We believe the additional controls, employee training, and structural changes being instituted as a result of the independent committee’s investigation will allow management and the Board greater visibility into sales transactions, which will enable us to keep much tighter control of transaction reporting.” Mr. Landgraf added, “As planned, the Company will be providing additional detail about the findings and initial recommendations of the independent committee in its Form 10-K for 2003.”

Now that the independent investigation is complete, the Company’s auditor, Ernst & Young, is moving ahead to finalize its audit of aaiPharma’s 2003 financial statements. Although the Company is working diligently with its auditor to file its Form 10-K for 2003, the Form 10-K cannot be filed until the audit process is complete. The Company intends to file its Form 10-Q for the first quarter of 2004 shortly after filing its 2003 Form 10-K.

The independent committee and the Board reiterated their intent to cooperate fully with any grand jury or SEC investigations relating to these matters.

About aaiPharma
aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 24 years of drug development expertise, the Company is focused on developing, acquiring, and marketing branded medicines in its targeted therapeutic areas. aaiPharma‘s development efforts are focused on developing improved medicines from established molecules through its significant research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.

Forward Looking Statements

Information in this press release contains certain “forward-looking statements” under federal securities laws. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the ability of the Company to complete and file its Form 10-K on a timely basis, and the implementation of additional controls.

aaiPharma LLC is the owner of the registered trademarks, Darvocet-N® 100 and Brethine®, and the unregistered trademark, Darvocet™.

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